Exhibit 99.3

Rudy Tomjanovich Raises HAVOC

Wednesday September 26, 9:00 am ET

HOUSTON--(BUSINESS WIRE)--Rudy Tomjanovich joins the Havoc team to help develop a "Sports and Entertainment Division" within HAVOC, (OTC:AEND - News). Rudy will make appearances, appear in radio/TV spots, and assist the Company with developing relationships with sports franchises, sports personalities and corporate contacts.

HAVOC is owned by American Enterprise Development Corporation (OTC:AEND - News), the maker of HAVOC Energy Drink. HAVOC co-brands its popular energy drink with major sports franchises, college universities and major entertainment venues.

Rudy Tomjanovich: After a stellar basketball career with the Houston Rockets, where he averaged 17.4 points and 8.1 rebounds per game and was a 5-time NBA All Star, Rudy Tomjanovich "disrupted the ordinary" when he led the Houston Rockets to back-to-back NBA championships in 1994 and 1995. When Rudy learned that his team was entering the 1995 playoffs as an underdog, he replied, "Don't ever underestimate the heart of a champion." Rudy coached the U.S. men's senior basketball team at the FIBA World Championship in Greece, where they surprisingly took home a Bronze Medal, after rebuilding the teams when the NBA players decided to stay home. He was selected to coach the U.S. men's senior team at the Games of the XXVII Olympiad in Sydney, Australia, in 1998, where they brought home Gold! In 2004, he took over as the coach of the Los Angeles Lakers, replacing Phil Jackson. He was forced to step down due to health issues but still works as a scout for the Lakers.

"Rudy epitomizes the philosophy of Havoc Energy Drink," stated CK Williams, CEO. "He is well known for his instinctive managerial style and intensity. During his regime, he signed Yao Ming, Clyde Drexler, Charles Barkley and Scottie Pippen among other great stars to come to Houston," Williams noted. "Rudy brings the heart of a champion to a company on the rise. Like Rudy, we expect to see a lot of surprised fans as HAVOC rises to the challenge and makes a come-from-behind win in the energy drink race," he concluded.

Havoc is owned by American Enterprise Development Corp. (OTC:AEND - News). More information is available at our Web site: http://www.havocenergy.com. Havoc Distribution, Inc. is based in Dallas, Texas. It develops, manufactures and distributes energy drink products through strong affiliations with collegiate universities and conferences, professional sports franchises and corporate alliances. American Enterprise Development is represented by Sports Media, Inc.

Safe Harbor Statement:

This news release contains certain "forward-looking statements" within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that actual results will meet or exceed such expectations.

CONTACT:	American Enterprise Development Corporation
Brim Basom, 972-418-0225 Fax: 972-418-8558 sales@havocenergy.com